Exhibit 99.2

Contacts:	Investors:	Media:
	Anna Marie Dunlap	Robert Jaffe
	SVP Investor & Corporate Communications	Pondel Wilkinson
	Corinthian Colleges, Inc.	310-279-5969
714-424-2678

DAVID G. MOORE RETIRES FROM

CORINTHIAN COLLEGES, INC.

BOARD OF DIRECTORS

SANTA ANA, California, August 28, 2007 — Corinthian Colleges, Inc. (NASDAQ: COCO) reported that David G. Moore, one of the company’s founders, has decided not to stand for re-election to the board of directors. He will retire from the board effective November 15, 2007, the day of the company’s annual meeting of shareholders.

Moore, 68, helped found Corinthian in July 1995. He was chief executive officer of the company from its inception until November 2004, when he transitioned to chairman. In December 2006, Moore retired as chairman and continued to serve as a director.

During Moore’s tenure, the company grew from a group of 16 schools with $32 million in annual revenue to an operation with more than 125 schools across North America generating nearly $1 billion in revenue. Moore spearheaded Corinthian’s initial public offering in 1999, and oversaw the company’s expansion into Canada and diversification into automotive technician training, online education, and degree granting programs in such areas as criminal justice, business and accounting.

“The entire board appreciates the excellent leadership David has provided over the past several years,” said Terry Hartshorn, Corinthian’s chairman of the board. “As a founder and long-time chief executive, David brought entrepreneurial vision, energy and critical expertise to the company. He led Corinthian through a period of rapid growth, and had the foresight to assemble an executive team capable of positioning the company for long term success.”

“I have worked with the board to plan an orderly succession for several years,” Moore said. “As a significant stockholder, I wish Corinthian continued success in the future.”

About Corinthian Colleges, Inc.

Corinthian Colleges, Inc. is one of the largest post-secondary education companies in North America. Our mission is to prepare students for careers in demand or for advancement in their chosen field. We offer diploma programs and associate’s, bachelor’s, and master’s degrees in a variety of high-demand occupational areas, including healthcare, transportation technology and maintenance, criminal justice, business, information technology, and construction trades.